Exhibit 5.1
                                                                                                     May 5, 2010
Vector Group Ltd.
100 S.E. Second Street, 32nd Floor
Miami, FL 33131
Re:	Registration Statement on Form S-4 Relating to $75,000,000 Aggregate Principal Amount of 11% Senior Secured Notes Due 2015
Ladies and Gentlemen:
          This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-4 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Vector Group Ltd., a Delaware corporation (the “Company”) to exchange up to $75 million aggregate principal amount of its 11% Senior Secured Notes due 2015 (the “Exchange Securities”) for its existing 11% Senior Secured Notes due 2015 (the “Securities”). The Securities are, and the Exchange Securities are to be, guaranteed by the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”). The Exchange Securities are to be issued in accordance with the provisions of the Indenture (the “Indenture”), dated as of August 16, 2007, among the Company, the Guarantors and U.S. Bank National Association (the “Trustee”) as contemplated by the Registration Rights Agreement, dated as of April 20, 2010, among the Company, the Guarantors and Jefferies & Company, Inc. (the “Registration Rights Agreement”). The guarantees of the Exchange Securities by the Guarantors (the “Guarantees”) are to be issued in accordance with the provisions of the Indenture and the Registration Rights Agreement.
          We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company and the Guarantors.
          The opinions set forth below are limited to the law of the United States, New York, Virginia, and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
          Also, for purposes of the opinions set forth below, and without limiting any other exceptions or qualifications set forth herein, insofar as they relate to the Guarantors, we have assumed that each Guarantor has received reasonably equivalent value and fair consideration in exchange for its obligations under its Guarantee or undertakings in connection therewith.
          Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that, (i) when the Exchange Securities (in the form examined by us) are duly executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) against receipt of Securities surrendered in exchange therefor in accordance with the terms of such exchange offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the Exchange Securities will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) when the Guarantees (in the form examined by us) are duly executed by the Guarantors and issued and delivered upon consummation of the exchange offer (as described in the Registration Statement) in accordance with the terms of such exchange offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the Guarantees will be valid and binding obligations of the respective Guarantors, enforceable against the Guarantors in accordance with their terms.
          The opinions expressed below are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. We express no opinion as to the validity, binding effect and enforceability of provisions in the Exchange Securities or the Indenture or the Guarantees relating to the choice of forum for resolving disputes.
          We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Validity of the New Notes” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
              Very truly yours,
                                 GOODWIN PROCTER LLP

Schedule I
Guarantors
100 Maple LLC
Eve Holdings Inc.
Liggett & Myers Holdings Inc.
Liggett & Myers Inc.
Liggett Group LLC
Liggett Vector Brands Inc.
V.T. Aviation LLC
Vector Research LLC
Vector Tobacco Inc.
VGR Aviation LLC
VGR Holding LLC

3